Exhibit 10.1

SEVERANCE AGREEMENT

This Severance Agreement (“Agreement”) is between Bret M. Allan (the “Employee”) and Southcross Energy Partners GP, LLC, a Delaware limited liability company (the “Company”), and is effective as of June 8, 2015 (the “Effective Date”).

WHEREAS, Employee is employed as an at-will employee of Company; and

WHEREAS, the Company and Employee desire to enter into this Agreement to provide an incentive for Employee to remain an employee of the Company.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties agree as follows:

1. Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms when used herein shall have the meanings set forth below.

(a) “Bonus” means two times the annual target amount of the bonus, expressed as a percentage of Base Salary, for which Employee is eligible as of the Termination Date under the annual bonus plan sponsored by the Company.

(b) “Base Salary” means the annual base salary of Employee in effect as of the Termination Date, which amount does not include any bonus, commission, incentive pay, overtime, equity compensation grants or exercises, auto or travel allowance, or other similar payments or compensation.

(c) “Cause” means, Employee’s (i) failure to satisfactorily perform Employee’s material duties or to devote Employee’s full time and effort to Employee’s position; (ii) violation of any material Company policy that remains unremedied after reasonable notice to cure the violation; (iii) failure to follow lawful directives from the Company’s Chairman, President and Chief Executive Officer, the Board of Directors, or Employee’s direct supervisor, (iv) negligence or material misconduct; (v) dishonesty or fraud; or (vi) felony conviction.

(d) “Code” means the Internal Revenue Code of 1986, as amended, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury or the Internal Revenue Service with respect thereto.

(e) “General Release Agreement” means an agreement to be executed by Employee as a precondition to receipt of the termination payments as set forth below that provides, among other things, for a comprehensive release of all claims Employee may have against the Company, its subsidiaries and affiliates, and its officers, directors, employees, and agents, an agreement not to solicit Company employees for a period of one year following the Termination Date, an agreement to maintain the confidentiality of the Company’s confidential and proprietary information and to assist the Company, its subsidiaries and affiliates in connection with any legal process that relates to any matter Employee has knowledge of.

(f) “Good Reason” means (i) a material change in Employee’s job duties and responsibilities; (ii) a material reduction in Employee’s Base Salary unless the reduction applies to all Company employees employed at similar levels; or (iii) a change in the location that Employee regularly works of more than twenty-five (25) miles.

(g) “Sale Event” means: (i) any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, other than the Company, Charlesbank Capital Partners, LLC, EIG BBTS Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event), shall become the beneficial owners, by way of merger, acquisition, consolidation, recapitalization, reorganization or otherwise, of fifty percent (50%) or more of the combined voting power of the equity interests in the Company or Southcross Energy Partners, L.P. (the

“Partnership”); (ii) the limited partners of the Partnership approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by the Company or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the Company, the Partnership, Charlesbank Capital Partners, LLC, EIG BBTS Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates; or (iv) a transaction resulting in a Person other than the Company, Charlesbank Capital Partners, LLC, EIG BBTS Holdings, LLC, TW BBTS Aggregator LP or Southcross Holdings LP or any of their respective Affiliates (as determined immediately prior to such event) being the sole general partner of the Partnership.

(h) “Separation from Service” means Employee’s “separation from service” with the Company as such term is defined in Code Section 409A and Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(i) “Severance Payment” means an amount equal to 24 months of Employee’s annual Base Salary, including any payments received or due under any other severance agreement.

(j) “Termination Date” means the date on which Employee’s employment with the Company involuntarily ends and shall have the meaning of “involuntary separation from service” within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(h) or any successor provision thereto.

2. Termination Payments and Benefits.

(a) Reason other than Sale Event. In the event of a Separation from Service for any reason other than (i) a termination by the Company within 12 months following a Sale Event, (ii) termination by the Company without Cause, or (iii) resignation by Employee for Good Reason, Employee shall be entitled to Employee’s Base Salary earned through the date of termination.

(b) Termination. In the event that Employee has a Separation from Service due to (i) a termination by the Company within 12 months following a Sale Event, (ii) termination by the Company without Cause, or (iii) resignation by Employee for Good Reason, Employee shall be entitled to the following benefits:

(A) Base Salary through the date of termination;

(B) the Bonus;

(C) the Severance Payment; and

(D) reimbursement for the cost of COBRA coverage for 18 months.

(c) Conditions to Receipt of Severance Payment and other benefits. Employee shall not be entitled to receive the benefits described in Section 2(b) or any portion thereof:

(i) if Employee’s employment terminates for any reason (whether before or after a Sale Event) other than a termination by the Company without Cause or a resignation by Employee for Good Reason, including, without limitation, a termination by the Company for Cause or resignation for other than Good Reason; and

(ii) unless, on or before the 60th day following the Termination Date (the “Payment Date”), Employee has executed and not revoked the General Release Agreement and all applicable periods have expired.

(d) Timing of Severance Payment. Assuming that the conditions to receipt of the Severance Payment and other benefits as described in Section 2(c) above have been met, the Company shall pay Employee the benefits described in Sections 2(b)(A)-(C) on the Payment Date. The payments specified in Section 2(b)(D) shall begin after the Payment Date.

(e) Form of Payment. The payments specified in Sections 2(b)(A)-(C) shall be paid in a lump sum, less withholding for applicable taxes. The payments specified in Section 2(b)(D) shall be made on behalf of Employee by the Company.

3. Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment provided under the Agreement become subject to (a) the gross income inclusion set forth within Section 409A(a)(1)(A) of the Code or (b) the interest and additional tax set forth within Section 409A(a)(1)(B) of the Code (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Notwithstanding the foregoing, no particular tax result for Employee with respect to any income recognized by Employee in connection with this Agreement is guaranteed. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement in connection with a termination of Employee’s service with the Company that would be considered “non-qualified deferred compensation” under Section 409A of the Code, in no event shall a termination of service be considered to have occurred under this Agreement unless such termination constitutes Employee’s “Separation from Service” with the Company.

Notwithstanding anything to the contrary in this Agreement, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to this Agreement shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals). However, to the extent any such payments are treated as “non-qualified deferred compensation” subject to Section 409A of the Code, and if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any payment to which Employee is entitled under this Agreement is required in order to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such payment shall not be made to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (B) the date of Employee’s death. Upon the earlier of such dates, such payment deferred pursuant to this Section 3 shall be paid in a lump sum to Employee (or to Employee’s estate). The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code, and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

4. Not a Contract of Employment. This Agreement is not a contract of employment and does not guarantee Employee employment for any specified period of time.

5. Confidentiality. Employee agrees that this Agreement and all discussions and negotiations concerning this Agreement and its terms shall be confidential and shall not be disclosed to anyone other than Employee’s spouse and financial advisor and only after Employee has received assurances from such person(s) to abide by the terms of this Section 5. Employee acknowledges that the Company may have an obligation to file or disclose this Agreement to governmental agencies.

6. Assignment. No interest of Employee under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against Employee, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings with respect to Employee.

7. Waiver. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Employee and such officer as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8. Choice of Law; Venue. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Texas. Any dispute arising under or relating to this Agreement shall be resolved exclusively in Dallas County, Texas.

9. Entire Agreement. This Agreement constitutes the entire agreement of the parties relating to any severance payments and supersedes all previous agreements with respect to this matter or for payment of any severance, retention bonus, or employment related bonus after the Effective Date. No term, provision, or condition of this Agreement may be modified in any respect except by a writing executed by both of the parties hereto. No person has any authority to make any representation or promise not set forth in this Agreement. This Agreement has not been executed in reliance upon any representation or promise except those contained herein.

10. Validity. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

11. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

12. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

[signature page follows]

IN WITNESS WHEREOF, Employee and the Company have executed this Agreement as of the Effective Date:

SOUTHCROSS ENERGY PARTNERS GP, LLC		EMPLOYEE:

By:	/s/ John E. Bonn	By:	/s/ Bret M. Allan
Name:	John E. Bonn	Name:	Bret M. Allan
Title:	President and Chief Executive Officer